 EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form SB-2 of OmniReliant Holdings, Inc. dated and the related prospectus (No. 333-_____) of  our report dated November 21, 2006 with respect to the financial statements of OmniReliant Corporation as of September 30, 2006 and for the period from August 21, 2006 (date of inception) through September 30, 2006, which included an explanatory paragraph indicating that there is substantial doubt about the Company's ability to continue as a going concern.  We also consent to the reference to our Firm under the Caption "Experts" in such Registration Statement and related Prospectus.

/s/ Wheeler, Herman, Hopkins & Lagor, P.A.
Wheeler, Herman, Hopkins & Lagor, P.A.
Tampa, Florida
June 22, 2007